Exhibit 5.8

[LETTERHEAD OF BINGHAM GREENEBAUM DOLL LLP]

May 12, 2017

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special counsel in the State of Indiana (the “State”) to the entities listed on Schedule I (collectively, the “Indiana Subsidiary Guarantors”) in connection with the Indiana Subsidiary Guarantors’ guarantee of $900,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc. (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by a First Supplemental Indenture dated March 16, 2017 (the “First Supplemental Indenture”) and a Second Supplemental Indenture dated as of the date hereof (the “Second Supplemental Indenture” and together with the Base Indenture and the First Supplemental Indenture, collectively, the “Indenture”), by and among the Company, Community Health Systems, Inc., a Delaware corporation (“Parent”), the other guarantors party thereto and the Trustee. The Notes are being guaranteed by the Indiana Subsidiary Guarantors pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the Indiana Subsidiary Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with the foregoing, we have been provided with and have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	The Indenture;

(b)	Those certain Resolutions made May 8, 2017 (the “Guarantor Resolutions”), authorizing, among other things, the execution and delivery of the Indenture to which each Indiana Subsidiary Guarantor is a party;

(c)	Copies of the Articles of Incorporation of each of the Indiana Subsidiary Guarantors (the “Guarantor Articles of Incorporation”);

(d)	Bylaws of each of the Indiana Subsidiary Guarantors (collectively, the “Bylaws”); and

(e)	Certificates of Existence for each of the Indiana Subsidiary Guarantors, issued by the Indiana Secretary of State each dated as of May 1, 2017 (the “Certificates of Existence”).

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 12, 2017

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

(1) Based solely on the respective Certificate of Existence of each Indiana Subsidiary Guarantor, each Indiana Subsidiary Guarantor is a corporation validly existing under the laws of the State.

(2) Each Indiana Subsidiary Guarantor has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(3) The execution and delivery by each Indiana Subsidiary Guarantor of the Indenture (including the Guarantee set forth therein) and the performance by each Indiana Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite corporate action on the part of each such Indiana Subsidiary Guarantor.

(4) The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by each Indiana Subsidiary Guarantor.

In rendering the opinion set forth above, we have further assumed, without independent investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents, that persons purporting to act on behalf of any Indiana Subsidiary Guarantor occupy the position which they purport to occupy and that facts recited in any of such documents are true and correct. In our review and in preparing and rendering this opinion, we have found no reason to believe that any of such stated facts upon which we have relied in rendering this opinion are not correct.

We are qualified to practice law only in the State and we do not purport to be experts on, or to express an opinion herein concerning, the law of any jurisdiction other than the State and the laws of the United States of general application to transactions in the State. We express no opinion as to (i) the laws of any other jurisdiction, (ii) matters of municipal law or the laws of any local agencies within any state or commonwealth or (iii) state or federal tax, securities or antitrust laws. We have assumed that insofar as the applicable laws of any other state or commonwealth, such laws are identical to the applicable laws of the State applied by us herein.

This opinion is rendered as of the date of this letter, and we express no opinion as to circumstances or events which may occur subsequent to such date. This opinion is rendered to you in connection with the transactions described above. This opinion is limited to the matters expressly stated herein and no opinion is inferred or may be implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ BINGHAM GREENEBAUM DOLL LLP

Schedule I

Indiana Subsidiary Guarantors

Frankfort Health Partner, Inc.

QHG of Clinton County, Inc.